                                                                    EXHIBIT 13.2


                             THOUSAND TRAILS, INC.

                                PROXY STATEMENT

            ANNUAL MEETING OF STOCKHOLDERS OF THOUSAND TRAILS, INC.
                         TO BE HELD NOVEMBER 20, 1997


                                 INTRODUCTION

     The enclosed proxy is solicited by the Board of Directors (the "Board of Directors") of Thousand Trails, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of the Stockholders of the Company to be held at 10:00 a.m. on November 20, 1997, or any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the principal executive offices of the Company at 2711 LBJ Freeway, Suite 200, Dallas, Texas. The telephone number of the Company's principal executive offices is (972) 243-2228. The Company mailed this Proxy Statement and the accompanying proxy on or about October 13, 1997.

PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the stockholders of the Company (the "Stockholders") will vote upon the following matters:

(1) The election of the directors of the Company, who will serve until the election and qualification of their successors.

(2) The ratification of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent certified public accountants for the fiscal year ending June 30, 1998.

(3) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that you vote to:

(1) Elect as directors the nominees named in this proxy statement and the accompanying proxy.

(2) Ratify Arthur Andersen as the Company's independent certified public accountants.


                            RECORD DATE AND VOTING

     The Board of Directors established the close of business on October 9, 1997, as the record date for the determination of Stockholders entitled to notice of the Annual Meeting and to vote thereat and at any adjournment thereof. On that date, the Company had issued and outstanding 7,386,776 shares of common stock, par value $.01 per share (the "Common Stock"). The Company did not have any other shares of capital stock outstanding.

     Each Stockholder will be entitled to one vote per share of Common Stock in connection with the election of each of the six directors, the ratification of the independent certified public accountants, and each other matter that may be properly brought before the Annual Meeting. The Stockholders do not possess cumulative voting rights.

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding will constitute a quorum at the meeting. Shares represented at the meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Assuming that a quorum is present or represented at the meeting, the election of each of the six directors, and the ratification of Arthur Andersen as the Company's independent certified public accountants, require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting. With respect to the election of directors, votes may be cast for a nominee or withheld. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in such nominee(s) receiving fewer votes. However, the number of votes otherwise received by such nominee(s) will not be reduced by such action. Under the rules of the New York and American Stock Exchanges, if a broker forwards the Proxy Statement and the accompanying material to its customers before the Annual Meeting, the broker may vote the customers' shares on the proposals to elect directors and ratify the Company's independent public accountants if the broker does not receive voting instructions from the customers prior to the Annual Meeting. With respect to these proposals, an abstention with respect to shares present or represented at the meeting will have the same effect as withholding authority with respect to the election of directors or voting against the matter.

     Proxyholders will vote the shares of Common Stock represented by valid proxies at the meeting in accordance with the directions given. If a Stockholder signs and returns a proxy card without giving any directions, the proxyholders will vote the shares for the election of the six nominees for director named in this Proxy Statement and the accompanying proxy and for the ratification of Arthur Andersen as the Company's independent certified public accountants. The Board of Directors does not intend to present, and has no information that others will present, any other business at the Annual Meeting. However, in their discretion, the proxy holders are authorized to (a) vote upon such other matters presented at the meeting that the Board of Directors did not know would be presented a reasonable time before this solicitation, (b) vote to approve the minutes of the last annual meeting of Stockholders (which approval will not amount to ratification of the action taken at that meeting), (c) vote for the election of such substitute nominees for director as the Board of Directors may propose if any nominee set forth herein is unavailable to stand for election as a result of unforeseen circumstances, and (d) vote upon matters incident to the conduct of the meeting.

     A Stockholder has the unconditional right to revoke such Stockholder's proxy at any time prior to the voting thereof by (i) submitting a later dated proxy to the Secretary of the Company or someone else who attends the Annual Meeting, (ii) attending the Annual Meeting and delivering a written notice of revocation of the proxy to the Secretary of the Company present thereat, or
(iii) delivering a written notice of revocation of the proxy to the principal executive offices of the Company, which the Company receives on or before November 19, 1997.

     The Company will bear the cost of soliciting the accompanying proxies. The directors, officers, and other employees of the Company may solicit proxies by mail, personal interview, telephone, or facsimile transmission. They will receive no additional compensation therefor. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for the reasonable expenses that they incur when forwarding this Proxy Statement and the accompany proxy to the beneficial owners of shares of Common Stock.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth the persons and groups who beneficially own more than 5% of the Common Stock as of October 1, 1997. The Company compiled this information from its stock records, the Schedules 13D filed with the Company, and other information available to the Company. Unless otherwise indicated, these persons possess sole voting and investment power with respect to the shares that they beneficially own.

                                                     NUMBER OF SHARES          PERCENTAGE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED      OUTSTANDING SHARES
-------------------------------------------------  ---------------------  -----------------------

Andrew M. Boas...................................        3,530,833/1/             46.5%/1/
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Carl Marks Management Co., L.P...................        3,179,691/1/             41.9%/1/
135 East 57th  Street
New York, New York  10022

Carl Marks Strategic Investments, L.P............        2,668,765/1/             35.2%/1/
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Carl Marks Strategic Investments II, L.P.........          510,926/1/              6.9%/1/
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

Peter M. Collery.................................        1,308,498/2/             17.7%/2/
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, NY  10019

Robert C. Ruocco.................................        3,496,676/1/             46.1%/1/
c/o Carl Marks Management Co., L.P.
135 East 57th Street
New York, New York  10022

SC Fundamental Inc...............................          946,508/2/             12.8%/2/
712 Fifth Avenue
New York, NY  10019

SC Fundamental Value BVI, Inc....................          361,990/2/              4.9%/2/
712 Fifth Avenue
New York, NY  10019

William J. Shaw..................................          881,490/3/             11.0%/3/
Thousand Trails, Inc.
2711 LBJ Freeway, Suite 200
Dallas, TX  75234

                                                     NUMBER OF SHARES         PERCENTAGE OF
      NAME AND ADDRESS OF BENEFICIAL OWNER          BENEFICIALLY OWNED     OUTSTANDING SHARES
-------------------------------------------------  ---------------------  -----------------------

Gary N. Siegler..................................        1,308,498/2/             17.7%/2/
c/o Siegler & Collery & Co.
712 Fifth Avenue
New York, NY  10019

The SC Fundamental Value Fund, L.P...............
712 Fifth Avenue                                           946,508/2/             12.8%/2/
New York, NY  10019

-------------------
 /1/ The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. Carl Marks Strategic Investments, L.P. ("CM Strategic") owns 2,474,244 shares and is deemed to own an additional 194,521 shares because it owns warrants to acquire 194,521 shares at a price of $4.24 per share. Carl Marks Management Co., L.P. ("CM Management") is the general partner of CM Strategic. CM Management, therefore, beneficially owns all of the shares of Common Stock that CM Strategic beneficially owns. Carl Marks Strategic Investments II, L.P. ("CM Strategic II") owns 510,926 shares of Common Stock. CM Management is the general partner of CM Strategic II and, therefore, beneficially owns all of the shares of Common Stock that CM Strategic II beneficially owns. Messrs. Boas and Ruocco are each a general partner of CM Management. Messrs. Boas and Ruocco, therefore, beneficially own all of the shares of Common Stock that CM Management beneficially owns. In addition, Carl Marks Offshore Management, Inc., an investment management company, exercises investment discretion over an advisory account that owns 316,985 shares of Common Stock. Messrs. Boas and Ruocco are executive officers of such investment management company and therefore beneficially own such shares. In addition, Mr. Boas (i) owns 11,569 shares of Common Stock, (ii) is deemed to own an additional 20,000 shares because he owns options to acquire 5,000 shares at a price of $.79 per share, 5,000 shares at a price of $.80 per share, and 10,000 shares at a price of $1.08 per share, and
      (iii) beneficially owns 2,588 shares because he is a co-trustee of a trust that owns these shares. CM Strategic, CM Strategic II, CM Management, and Messrs. Boas and Ruocco disclaim the existence of a group. The reported voting and investment power over these shares is as follows: (i) CM Strategic - sole voting and investment power over 2,668,765 shares, (ii) CM Strategic II - sole voting and investment power over 510,926 shares,
      (iii) CM Management - sole voting and investment power over 3,179,691 shares, (iv) Mr. Boas - sole voting and investment power over 31,569 shares and shared voting and investment power over 3,499,264 shares, and
      (v) Mr. Ruocco - shared voting and investment power over 3,496,676 shares.

                                  (continued)

The following table shows the beneficial ownership of the shares of Common Stock described in this footnote:

                                                 CM              CM                CM
                                              STRATEGIC      STRATEGIC II      MANAGEMENT       MR. BOAS       MR. RUOCCO
                                              ---------      ------------      ----------       ---------      ----------
Shares owned by CM Strategic............      2,474,244                         2,474,244       2,474,244       2,474,244

Warrants owned by CM Strategic..........        194,521                           194,521         194,521         194,521

Shares owned by CM Strategic II.........                        510,926           510,926         510,926         510,926

Shares over which an investment
 management company affiliated with
 Messrs. Boas and Ruocco possesses
 investment discretion..................                                                          316,985         316,985

Shares owned by Mr. Boas................                                                           11,569

Options owned by Mr. Boas...............                                                           20,000

Shares held in trust over which Mr.
 Boas is a Co-Trustee...................                                                            2,588
                                              ---------         -------         ---------       ---------       ---------

       Total............................      2,668,765         510,926         3,179,691       3,530,833       3,496,676
                                              =========         =======         =========       =========       =========

Percentage of outstanding shares........           35.2%            6.9%             41.9%           46.5%           46.1%

/2/ The ownership of these shares of Common Stock includes multiple beneficial ownership of the same shares. SC Fundamental Value Fund, L.P., a Delaware limited partnership (the "Fund") owns 946,508 shares. SC Fundamental Inc., a Delaware corporation ("SC Fundamental") is the general partner of the Fund and, therefore, beneficially owns all of the shares of Common Stock that the Fund owns. SC Fundamental Value BVI, Inc., a Delaware corporation ("BVI") owns 361,990 shares. Gary N. Siegler is a controlling stockholder and the president and a director of SC Fundamental and BVI. Peter M. Collery is also a controlling stockholder and a vice president and director of SC Fundamental and BVI. Messrs. Siegler and Collery are in a position to directly and indirectly determine the investment and voting decisions made by SC Fundamental and BVI and, therefore, are deemed to beneficially own all of the shares of Common Stock that the Fund and BVI own.

/3/ The shares of Common Stock owned by Mr. Shaw include (i) vested stock options for 664,495 shares at a price of $0.69 per share, and (ii) 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw possesses investment discretion.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of October 1, 1997, by each director and executive officer of the Company, and all directors and executive officers of the Company as a group. The Company obtained this information from its directors and executive officers. Unless otherwise indicated, these individuals possess sole voting and investment power with respect to the shares that they beneficially own.

                                       NUMBER OF SHARES     PERCENTAGE OF
NAME                                  BENEFICIALLY OWNED  OUTSTANDING SHARES
----                                  ------------------  ------------------
Andrew M. Boas......................       3,530,833/1,2/        46.5%

William F. Dawson...................          36,667/2/            *

R. Gerald Gelinas...................          68,074/2,3/          *

Walter B. Jaccard...................          65,000/2/            *

William P. Kovacs...................          70,000/2/            *

Donald R. Leopold...................          10,000/2/            *

H. Sean Mathis......................          20,000/2/            *

Douglas K. Nelson...................          20,000/2/            *

William J. Shaw.....................         881,490/2,4/        11.0%

Harry J. White, Jr..................          97,500/2/           1.3%

All directors and executive
 officers as a group (10
 individuals).......................       4,799,564/2/          56.2%


-------------------
/1/ See footnote number 1 to the preceding table for a description of Mr. Boas' beneficial ownership of Common Stock.

/2/ The shares of Common Stock beneficially owned by the following individuals include vested stock options for the number of shares following their name:
     Mr. Boas, 20,000; Mr. Dawson, 36,667; Mr. Gelinas, 43,334; Mr. Jaccard, 55,000; Mr. Kovacs, 20,000; Mr. Leopold, 10,000; Mr. Mathis, 20,000; Mr.
     Nelson, 20,000; Mr. Shaw, 664,495; Mr. White, 65,000; and all directors and executive officers as a group, 954,496.

/3/  Includes 2,400 shares held by Mr. Gelinas' spouse.

/4/ Includes 10,000 shares held by Mr. Shaw's children and grandchildren, as to which Mr. Shaw possesses investment discretion.

* Less than 1%.

                                  PROPOSAL I

                           THE ELECTION OF DIRECTORS

     The Stockholders will vote for the election of all six directors of the Company, who will serve until the election and qualification of their successors. If any nominee is unavailable for election as a result of unforeseen circumstances, the proxyholders will vote for the election of such substitute nominee as the Board of Directors may propose.

     Each of the nominees is a current director of the Company. Each nominee has furnished to the Company the following information with respect to his principal occupation or employment, principal business, and directorships of public companies:

                                OFFICES AND POSITIONS      DIRECTOR         BOARD COMMITTEE
   NAME                AGE        WITH THE COMPANY          SINCE             MEMBERSHIPS
   ----                ---      ---------------------      --------         ---------------
Andrew M. Boas          42              None               December       Audit, Marketing, and
                                                             1991              Nominating

William P. Kovacs       51              None               December     Audit, Compensation, and
                                                             1991                Special

Donald R. Leopold       48              None               Director    Compensation and Marketing
                                                             1995

H. Sean Mathis          50              None               December       Audit, Compensation,
                                                             1991        Nominating, and Special

Douglas K. Nelson       54              None               December    Marketing, Nominating, and
                                                             1991                Special

William J. Shaw         54     Chairman of the Board,        May                  None
                              Chief Executive Officer,       1995
                                    and President


     Andrew M. Boas became a director of the Company in December 1991. Since November 1986, Mr. Boas has been a general partner of CM Management, a registered investment advisor that is the general partner of investment partnerships specializing in investments in troubled companies. Since May 1994, he has also been President of Carl Marks Offshore Management, Inc. Mr. Boas also has been (i) a Managing Director of Carl Marks & Co., Inc., a broker-dealer firm, since December 1977, (ii) a director of CMCO Inc., an investment banking firm, since March 1988, (iii) a director of Sport and Health, LLC, an operator of fitness centers, since October 1993, and (iv) a director of Vertientes Camaguey Sugar Company, a holding company, since November 1994. Mr. Boas also served as: a director of American Corp. LTD, an Australian company that invests in the securities of companies located in the United States, from January 1988 to February 1992; a director of Smith Newcourt, Carl Marks, Inc., a broker-dealer firm, from March 1988 to June 1990; a director of Herman's Sporting Goods, Inc., from March 1993 to March 1996; and a director of Pratt & Lambert United, Inc., a manufacturer of consumer and industrial coatings, from August 1994 to January 1996.

     William P. Kovacs became a director of the Company in December 1991, and served as a director until December 3, 1992. From December 3, 1992 to December 2, 1993, Mr. Kovacs served as an advisory director of the Company at the pleasure of the Board of Directors. As an advisory director, Mr. Kovacs attended and participated in meetings of the Board of Directors and committees thereof, but did not vote on matters presented. Since December 2, 1993, Mr.

Kovacs has served as a director of the Company. Since January 1997, Mr. Kovacs has been an attorney with the law firm of Rudnick & Wolf LLP. From March 1996 to December 1996, Mr. Kovacs was President of MDRC, Inc., a dispute resolution and consulting firm. From October 1989 to August 1995, Mr. Kovacs was a Vice President and Assistant Secretary of Kemper Financial Services, Inc., the investment management subsidiary of Kemper Corp. From June 1981 to September 1989, Mr. Kovacs held various legal positions with the Principal Financial Group, Des Moines, Iowa. Mr. Kovacs also was a director of United Gas Holding Company from February 1991 to July 1993, and an officer of 625 Liberty Avenue Holding Corporation from November 1993 to August 1995.

     Donald R. Leopold became a director of the Company in December 1995.
Since September 1991, Mr. Leopold has been a senior partner of Sherbrooke Associates, Inc., a marketing, strategic planning, and organization development consulting firm. From May 1994 to September 1995, Sherbrooke Associates, Inc. performed consulting services for the Company with respect to its sales and marketing operations, and Mr. Leopold was primarily responsible for the consulting work performed for the Company. From 1984 to September 1991, Mr. Leopold was President of Game Plan, Inc., a management consulting firm. He is also a director of Jullian's Entertainment Corporation.

     H. Sean Mathis became a director of the Company in December 1991. Since July 1996, Mr. Mathis has been Chairman and a director of Universal Gym Equipment Inc. ("Universal"), a privately owned manufacturer of exercise equipment. Universal filed for protection under the federal bankruptcy laws in July 1997. Mr. Mathis is also Chairman of the Board of Allis Chalmers, Inc., an industrial manufacturer, whose main asset is a net operating loss carryforward. From July 1991 to August 1993, Mr. Mathis was President of RCL, the predecessor firm of Allied Digital Technologies Corp., a manufacturing company, and from August 1993 to the present, served as a director. From August 1993 to November 1995, Mr. Mathis was President and a director of RCL Capital Corporation, which was merged into DISCGraphics, a manufacturer of packaging materials, in November 1995. From May 1988 to October 1993, Mr. Mathis was a director and the Chief Operating Officer of Ameriscribe Management Services, Inc., a national provider of reprographic and related facilities management services. From August 1992 to May 1994, Mr. Mathis acted as the Federal Court Appointed Trustee for International Wire News Service Liquidation Corporation, formerly United Press International ("UPI"). From November 1991 to July 1992, Mr. Mathis was
Vice Chairman and a director of UPI, which was then a news syndication service. In August 1991, UPI filed for protection under the federal bankruptcy laws.

     Douglas K. Nelson became a director of the Company in December 1991. Since April 1976, Mr. Nelson has been President of Strategic Directions, a management consulting firm which focuses on businesses in the areas of leisure, sports, and entertainment. From February 1970 through March 1976, Mr. Nelson was an associate with McKinsey and Co., Inc., a management consulting firm.

     William J. Shaw joined the Company in May 1995 as its President, Chief Executive Officer, and a director. In July 1995, Mr. Shaw became Chairman of the Board of Directors and President and Chief Executive Officer of the Company's two principal operating subsidiaries, Thousand Trails, Inc. ("Trails") (until it was merged into the Company in July 1996) and National American Corporation ("NACO"). From February 1989 to October 1993, Mr. Shaw was a director and the President and Chief Executive Officer of Ameriscribe Management Services, Inc., a national provider of reprographic and related facilities management services. Ameriscribe Management Services, Inc. was sold to Pitney Bowes in November 1993. From 1983 to January 1989, Mr. Shaw was the President and Chief Executive Officer of Grandy's, a Dallas based chain of fast service restaurants.

                              BOARD OF DIRECTORS

     MEETINGS. During the fiscal year ended June 30, 1997, the Board of Directors held one regularly scheduled meeting and 11 special meetings. Each director attended at least 75% or more of all meetings of: (i) the Board of Directors held during the periods for which he was a director, and (ii) the committees to which he was assigned during the periods that he served.

     AUDIT COMMITTEE.  The Board of Directors has an Audit Committee (the
"Audit Committee"), presently composed of Messrs. Boas, Kovacs, and Mathis. Pursuant to its charter, the Audit Committee (i) reviews the Company's systems of internal accounting controls and financial reporting, (ii) reviews the Company's internal audit function, (iii) approves the selection of the Company's independent certified public accountants, and (iv) reviews the reports that the Company's independent certified public accountants render on the Company's financial statements and other matters. The Audit Committee also performs such other duties and functions as it or the Board of Directors deem appropriate. During the fiscal year ended June 30, 1997, the Audit Committee held three meetings.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Board of Directors has a Compensation Committee (the "Compensation Committee"), presently composed of Messrs. Kovacs, Leopold, and Mathis. The Compensation Committee recommends to the Board of Directors (i) the base salaries and bonuses of the officers of the Company and (ii) the awards that the Company should make under its stock plans. During the fiscal year ended June 30, 1997, the Compensation Committee held three meetings.

     From June 30, 1996 to September 12, 1996, Mr. Boas, a director of the Company, and Mr. Shaw, the President and Chief Executive Officer of the Company, served as the members of the Compensation Committee. As described under "Security Ownership," Mr. Boas is deemed to own beneficially 46.5% of the Common Stock and Mr. Shaw is deemed to own beneficially 11.0% of the Common Stock. Mr. Boas and certain of his affiliates participated in the private exchange offer that was part of the restructuring of the Company in July 1996 (the "Restructuring"). Mr. Boas and Mr. Ruocco are general partners of CM Management. CM Management is the general partner of each of CM Strategic and CM Strategic
II. CM Strategic exchanged $12,979,000 in principal amount of the Company's Secured Notes ("Secured Notes") and CM Strategic II exchanged $5,827,000 in principal amount of Secured Notes. In addition, an investment management company, of which Messrs. Boas and Ruocco are executive officers, (i) manages a fund that exchanged $1,680,000 in principal amount of Secured Notes and (ii) exercises investment discretion over advisory accounts that exchanged $1,373,000 in principal amount of Secured Notes. In addition, (i) Mr. Boas and certain trusts of which he is a co-trustee exchanged $187,000 in principal amount of Secured Notes; and (ii) Mr. Ruocco exchanged $10,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $22,056,000 principal amount of Secured Notes for $8,828,400 in cash, $10,847,000 principal amount of the Company's Senior Subordinated Pay-In-Kind Notes ("PIK Notes"), and 992,070 shares of Common Stock, plus accrued interest. In connection with the Restructuring, Mr. Shaw was granted options to purchase 664,495 shares of Common Stock at $0.69 per share. The grant of these options was approved by the Special Committee of independent directors and by the Stockholders. In connection with the Restructuring, the Special Committee, composed of Messrs. Kovacs, Mathis, and Nelson, performed some of the functions usually exercised by the Compensation Committee.

     Certain of Mr. Boas' affiliates also tendered PIK Notes in response to the Company's Dutch auction tender offer that was completed in June 1997. In the Dutch auction tender offer, the Company purchased $2,988,489 principal amount of PIK Notes from CM Strategic and $2,750,300 principal amount of PIK Notes from CM Strategic II. In the aggregate, the Company purchased $5,738,789 principal amount of PIK Notes from these persons for $5,164,910, plus an amount for accrued interest.

     MARKETING COMMITTEE. The Board of Directors has a Marketing Committee (the "Marketing Committee"), presently composed of Messrs. Boas, Leopold, and Nelson. The Marketing Committee reviews sales and marketing programs, direction, and other issues with the Company's senior management. During the fiscal year ended June 30, 1997, the Marketing Committee did not meet.

     NOMINATING COMMITTEE. The Board of Directors has a Nominating Committee (the "Nominating Committee"), presently composed of Messrs. Boas, Mathis, and Nelson. The Nominating Committee recommends to the Board of Directors the individuals to be nominated for director at the annual meeting of Stockholders. The Nominating Committee will consider nominees for director recommended by any Stockholder. To make such a recommendation with respect to directors to be elected at the 1998 annual meeting, a Stockholder should contact the Company at its principal executive offices on or before the deadline for submitting Stockholder proposals set forth on the last page of this Proxy Statement. During the fiscal year ended June 30, 1997, the Nominating Committee held one meeting.

     SPECIAL COMMITTEE. The Board of Directors has a Special Committee (the "Special Committee") of independent directors, presently composed of Messrs. Kovacs, Mathis, and Nelson. The Special Committee is authorized to review and make recommendations to the full Board of Directors regarding recapitalization, reorganization, and financing alternatives for the Company. The Special Committee approved the Restructuring of the Company that was completed in July 1996. In addition, in connection with the Restructuring, the Special Committee authorized the grant to Mr. Shaw of an option to purchase Common Stock as described under "Compensation Committee Interlocks and Insider Participation" above. The Special Committee also approved the Dutch Auction tender offer for PIK Notes that was completed in June 1997. During the fiscal year ended June 30, 1997, the Special Committee held seven meetings.

                              EXECUTIVE OFFICERS

     The following table sets forth the current executive officers of the Company. Although each of these executive officers has an employment agreement with the Company, they each serve at the pleasure of the Board of Directors.

          NAME              AGE                 Offices
     -------------------    ---     ---------------------------------
     William J. Shaw         54     Chairman of the Board, President,
                                    and Chief Executive Officer

     Harry J. White, Jr.     43     Vice President, Chief Financial
                                    Officer, Chief Accounting Officer,
                                    and Treasurer

     R. Gerald Gelinas       51     Vice President of Sales and
                                    Marketing

     Walter B. Jaccard       44     Vice President, General Counsel,
                                    and Secretary

     William J. Shaw is also a director of the Company and his business experience is described above.

     Harry J. White, Jr. joined the Company as Vice President, Chief Financial Officer, and Chief Accounting Officer in June 1992. At that time, Mr. White also became a Vice President and the Chief Financial Officer of NACO and Trails. In September 1992, Mr. White became a director and the Chief Accounting Officer of NACO and Trails. In June 1995, Mr. White became the Company's Treasurer. From September 1988 through May 1992, Mr. White was the Chief Financial Officer of Cosmo World Corporation and its subsidiaries. During this period, Cosmo World Corporation was a holding company that owned Ben Hogan Company, a manufacturer of golf equipment, Pebble Beach Company, the owner and operator of golf courses and hotels in Pebble Beach, California, and other companies that owned residential and golf course developments. Cosmo World of Nevada, Inc., a subsidiary of Cosmo World Corporation, filed for protection under the federal bankruptcy laws in December 1991. From June 1976 through August 1988, Mr. White practiced public accounting with the firm of Deloitte Haskins & Sells, now known as Deloitte & Touche. Mr. White is a Certified Public Accountant.

     R. Gerald Gelinas joined the Company in September 1995 as Vice President of Sales and Marketing for the Company, Trails, and NACO. From January 1988 through June 1995, Mr. Gelinas served as Senior Vice President, Marketing, for Club Corporation of America ("CCA"), an owner and manager of country clubs and golf courses. While with CCA, Mr. Gelinas also served as Chairman for two CCA subsidiaries, Associate Clubs International ("ACI") and Associate Club Publications ("ACPI"), from January 1992 through June 1995. ACI operates a fee-based network which provides members with various services including access to other CCA and non-CCA clubs, hotels, and resorts. ACPI produces and distributes a bi-monthly magazine to CCA members. From May 1984 through September 1988, Mr. Gelinas served as Senior Vice President, Marketing, for Ramada, Inc., which owns and manages hotel facilities.

     Walter B. Jaccard has been Vice President, General Counsel, and Secretary of the Company since December 1992. Mr. Jaccard had previously been Vice President and General Counsel of Trails since January 1987 and Secretary since January 1988. He served as Associate General Counsel of Trails from 1983 to 1986. Mr. Jaccard has also been Vice President and Assistant Secretary of NACO since August 1989, and a director of NACO since February 1992. He also served as a director of Trails from February 1992 until its merger into the Company, and he served as a director of Trails and NACO from May 1991 to June 1991.


                            EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended June 30, 1997, 1996, and 1995, the cash compensation that the Company and its subsidiaries paid, as well as other compensation paid for these years, to the Company's Chief Executive Officer, to the three other executive officers of the Company on June 30, 1997, and to the most highly compensated officer of the Company's subsidiaries, who is not considered an executive officer for reporting purposes.

                          SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                         ANNUAL COMPENSATION                 COMPENSATION
                              ---------------------------------------       --------------
                                                         Other Annual         Securities         All Other
Name and Principal             Salary       Bonus       Compensation          Underlying        Compensation
   Position          Year        ($)         ($)             ($)/2/         Options (#)/1/         ($)/2/
-------------------- ----     --------     -------      -------------       --------------      -------------
William F. Dawson,   1997      169,750      15,000            -0-                 5,000              3,806
 CEO of Resort       1996      169,750      40,000/3/         -0-                35,000              2,783
 Parks International 1995      163,750      78,900          6,000/4/                -0-              4,316

R. Gerald Gelinas    1997      130,000      30,000            -0-                30,000              1,174
Vice President of    1996      107,600/5/   30,000            -0-                20,000                -0-
 Sales and           1995
 Marketing

Walter B. Jaccard,   1997      140,000      10,000            -0-                30,000              2,796
Vice President,      1996      140,000      15,000            -0-                30,000              2,869
 General Counsel,    1995      140,000                        -0-                   -0-              1,290
 and Secretary

William J. Shaw,     1997      250,000                        -0-               664,495            321,143/6/
 Chairman of the     1996      250,000                        -0-                   -0-            952,927/6/
 Board, President,   1995       29,800/7/                     -0-                   -0-                -0-
 and CEO

Harry J. White,      1997      124,032      30,000            -0-                30,000              2,777
 Jr., Vice           1996      124,032      30,000            -0-                40,000              3,127
 President, CFO,     1995      124,032      15,000            -0-                   -0-             36,454/8/
 CAO, and
 Treasurer


     ---------------------
     /1/ Awards are grants of stock options pursuant to the Company's 1991 Employee Plan, 1993 Employee Plan, and a Stock Option Agreement, dated as of August 1, 1996, between the Company and Mr. Shaw.

     /2/ Amounts include matching contributions by the Company under its 401(k) Plan for fiscal 1997, 1996, and 1995, as follows: Mr. Dawson, $3,806, $2,783, and $4,316; Mr. Gelinas, $1,174; Mr. Jaccard, $2,796, $2,869,
          and $1,290; Mr. Shaw, $3,481; and Mr. White, $2,777, $3,127, and
          $2,654. The amounts do not include compensation payable to the named executive officers under their employment agreements upon the termination of their employment if their employment has not terminated because no amounts have been paid or accrued therefor. See "Employment Contracts" below.

     /3/ An additional bonus of $20,000 earned during fiscal 1995 was paid to Mr. Dawson in August 1995.

     /4/  Mr. Dawson was paid a car allowance of $500 per month.

     /5/ Mr. Gelinas became the Company's Vice President of Sales and Marketing in September 1995.

     /6/ Amount includes a one-time bonus of $1,270,589 that was paid to Mr. Shaw under the terms of his employment agreement with the Company. The Company paid $952,927 of this bonus to Mr. Shaw in July 1996, and it paid the balance of $317,662 to him in May 1997 when his right to the additional payment vested. See "Employment Contracts" below.

     /7/ Mr. Shaw became the Company's President and Chief Executive Officer in May 1995.

     /8/ During the year ended June 30, 1995, the Company reimbursed Mr. White $33,800 for moving expenses he incurred during his relocation to Dallas, Texas.

Employment Contracts.

     On May 11, 1995, the Company entered into an employment agreement with Mr. Shaw. Under this employment agreement, Mr. Shaw's salary is not less than $250,000 per year. If the Company terminates Mr. Shaw's employment, other than for cause, the Company must pay Mr. Shaw a severance payment equal to one year of his base salary.

     Mr. Shaw's employment agreement provided that he would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity securities) exceeded $75 million at the time he elected to receive the bonus. Prior to consummation of the Restructuring, Mr. Shaw exercised his right to receive this bonus, which entitled him to a payment of $1,270,589. The Company paid $952,927 of this bonus to Mr. Shaw in July 1996, and it paid the balance of $317,662 to him in May 1997 when his right to the additional payment vested. The Company originally obtained an irrevocable standby letter of credit in the amount of $1.5 million on which Mr. Shaw could draw all or part of this bonus if the Company failed to pay the bonus after receiving a request from Mr. Shaw. This letter of credit and a related cash deposit were released upon the Company's payment of the bonus.

     On September 10, 1992, the Company entered into an employment agreement with Mr. Dawson. Under this employment agreement, as amended, Mr. Dawson's base salary is not less than $169,750 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Dawson's employment, other than for cause, it must pay Mr. Dawson a severance payment equal to six months of his base salary.

     On September 14, 1995, the Company entered into an employment agreement with Mr. Gelinas. Under this employment agreement, Mr. Gelinas' base salary is not less than $130,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Gelinas' employment, other than for cause, the Company must pay Mr. Gelinas a severance payment equal to one year of his base salary.

     On December 3, 1992, the Company entered into an employment agreement with Mr. Jaccard. Under this employment agreement, as amended, Mr. Jaccard's base salary is not less than $140,000 per year, and he may receive a bonus each year at the discretion of the Company's Chief Executive Officer. If the Company terminates Mr. Jaccard's employment, other than for cause, it must pay Mr. Jaccard a severance payment equal to one year of his base salary.

     On October 21, 1993, the Company entered into an employment agreement with Mr. White. Under this employment agreement, as amended, Mr. White's base salary is not less than $124,032 per year, and he may receive a discretionary bonus of up to $30,000 per year. If the Company terminates Mr. White's employment, other than for cause, the Company must pay Mr. White a severance payment equal to one year of his base salary.

STOCK OPTION AGREEMENT

     At their annual meeting on November 19, 1996, the Stockholders approved the grant to Mr. Shaw of options to purchase 664,495 shares of Common Stock at $0.69 per share. The options are evidenced by a stock option agreement, dated as of August 1, 1996 (the "Stock Option Agreement") that was approved by the Special Committee of independent directors on September 12, 1996. Options to purchase 144,927 shares of Common Stock are intended to be eligible for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and the remaining options are non-qualified options for such purposes. The Company has filed a Registration Statement on Form S-8 with respect to the shares issuable under the Stock Option Agreement.

     The options granted to Mr. Shaw are exercisable immediately, in full or in part, for a term of ten years, while Mr. Shaw is in the employ of the Company and for a 90 day period thereafter, except in the event of the termination of Mr. Shaw's employment due to death or permanent disability, in which case the options are exercisable for one year thereafter, or for "cause," in which case the options will terminate immediately. However, Mr. Shaw is not permitted to exercise the options if, and to the extent that, such exercise would cause an increase in the amount of "ownership change" for federal tax purposes. In the event options would otherwise expire at a time Mr. Shaw is not permitted to exercise all or a portion of the options because to do so would increase the amount of ownership change (the "Exercise Restriction"), generally the term of the options will be extended with respect to that portion of the options which would cause an increase in order to ensure that Mr. Shaw will have at least a 90-day period after the Exercise Restriction ceases within which to exercise such options. However, solely with respect to that portion of the options intended to be incentive stock options, the Exercise Restriction will not apply during the last 90 days of the ten year term, and, if unexercised at the end of such ten year term, such options will expire. Neither the options, nor any interest therein, may be assigned or transferred except by will or the laws of descent and distribution.

     The exercise price is payable in cash, except that with the prior approval of the committees administering the Stock Option Agreement, the exercise price may instead be paid in whole or in part by the delivery to the Company of a certificate or certificates representing shares of Common Stock, provided that the Company is not then prohibited by the terms of any contractual obligation or legal restriction from purchasing or acquiring such shares of Common Stock.

     In connection with the options granted under the Stock Option Agreement, the Company must withhold federal taxes with respect to any ordinary income that Mr. Shaw recognizes in connection with such options. The Company may also have to withhold state and local taxes with respect thereto. Mr. Shaw must pay such withholding liability to the Company. With the prior consent of the committees administering the Stock Option Agreement, Mr. Shaw may be allowed to deliver to the Company shares of Common Stock in the amount of such withholding liability.

STOCK OPTION PLANS

     1991 Employee Plan. Effective December 31, 1991, the Company adopted the 1991 Employee Stock Incentive Plan (as amended, the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain, and motivate their officers, employees, and directors. Awards under the 1991 Employee Plan may take various forms, including (i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock, (iv) stock appreciation rights, (v) phantom stock, or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

     The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

     The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, and (ii) an amendment will not be effective until the Stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval.

     The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. In September 1995, the Company granted key employees ISOs covering 140,000 shares with an exercise price of $0.625 per share, and in January 1996, the Company granted certain non-employee directors Non-qualified Options to purchase 20,000 shares with an exercise price of $0.81 per share. In September 1996, the Company granted key employees ISOs covering 60,000 shares and one non-employee director Non-qualified Options covering 5,000 shares, each with an exercise price of $0.80 per share. In November 1996, the Company granted certain non-employee directors Non-qualified Options covering 20,000 shares, each with an exercise price of $1.08 per share. As of October 1, 1997, 245,000 Options were outstanding under the 1991 Employee Plan and none had been exercised. 105,000 of these Options are fully vested, and 140,000 of these options are 66 2/3% vested.

     1993 Employee Plan. On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (as amended, the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

     The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

     The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the Stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval, and (iii) the Stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

     The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan, however, limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 ISOs under the 1993 Employee Plan at an exercise price of $0.59 per share. In

September 1996, the Company granted key employees ISOs covering 175,000 shares with an exercise price of $.080 per share. As of October 1, 1997, 266,500 Options were outstanding under the 1993 Employee Plan and 3,500 Options had been exercised. All of the outstanding Options are fully vested.

     Director Plan. On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan (as amended, the "Director Plan"), which provides for the grant of Options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan. In January 1995, the non-employee directors of the Company were granted Non-qualified Options covering 20,000 shares with an exercise price of $0.79 per share. In November 1996, the non-employee directors of the Company were granted Non-qualified Options covering 25,000 shares with an exercise price of $1.08 per share. Prior to this grant, after approval by the Board of Directors, four of the non-employee directors had voluntarily terminated Options for 20,000 shares that were granted in December 1994 with an exercise price of $2.75 per share. As of October 1, 1997, 45,000 Options were outstanding under the Director Plan and none had been exercised. All of these Options are fully vested.

     The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director will automatically receive a grant of Non-qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors are elected, beginning with the annual meeting held in December 1993. If on any such day, the number of shares of Common Stock remaining available for issuance under the Director Plan is insufficient for the grant of the total number of Non-qualified Options to which all participants would otherwise be entitled, each participant will receive Non-qualified Options to purchase a proportionate number of the available number of remaining shares. The exercise price of each Non-qualified Option is required to equal the fair market value of such Option on the date of grant as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value will be the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending 15 days before the date of grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding Options to purchase Common Stock granted in fiscal 1997 to the five individuals named in the Summary Compensation Table.

                                  INDIVIDUAL GRANTS
                         --------------------------------------
                                         Percentage
                          Number of       of Total                                POTENTIAL REALIZABLE VALUE
                         Securities       Options/                                AT ASSUMED ANNUAL RATES OF
                         underlying         SARs                                   STOCK PRICE APPRECIATION
                           Option/       Granted to    Exercise                        FOR OPTION TERM
                            SARs         Employees       Price                    --------------------------
                           Granted       in Fiscal      ($ per     Expiration          5%            10%
Name                        (#)1            Year        Share)        Date            ($)            ($)
------------------------------------------------------------------------------------------------------------

William F. Dawson            5,000           0.6         0.80        9/11/06          6,516         10,375

R. Gerald Gelinas           30,000           3.3         0.80        9/11/06         39,093         62,250

Walter B. Jaccard           30,000           3.3         0.80        9/11/06         39,093         62,250

William J. Shaw            664,495          73.9         0.69        7/31/06        746,851      1,189,235

Harry J. White, Jr.         30,000           3.3         0.80        9/11/06         39,093         62,250

--------------------
/1/ As of October 1, 1997, all of these Options were 100% vested and none of them had been exercised.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information concerning Options to purchase Common Stock held by the five individuals named in the Summary Compensation Table. No Options were exercised by the named individuals in the fiscal year ended June 30, 1997.

                         NUMBER OF SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS AT
NAME                           FISCAL YEAR-END (#)                   FISCAL YEAR-END ($)
----------------------------------------------------------------------------------------------
                         EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
                         -----------       -------------       -----------       -------------
William F. Dawson           33,333              6,667              55,167            11,033

R. Gerald Gelinas           36,667             13,333              55,433            22,067

Walter B. Jaccard           50,000             10,000              78,025            16,550

William J. Shaw            664,495                -0-           1,056,547               -0-

Harry J. White, Jr.         60,000             10,000              94,925            16,550

LONG TERM INCENTIVE PLANS

     As of June 30, 1997, the Company's only long term incentive plan was its Employees Savings Trust (the "401(k) Plan"), which is a contributory employee savings plan exempt under Section 401(k) of the Internal Revenue Code. An eligible employee participating in the 401(k) Plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling $154,000 for the year ended June 30, 1997, and has committed to make matching contributions for the year ended June 30, 1998, in an amount equal to 45% of the voluntary contribution made by each participant, up to 4% of the participant's annual compensation (a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a retainer of $24,000 per year and $500 for each day that they attend a meeting of the Board of Directors or committee thereof. The Company also reimburses such directors for their travel and lodging expenses when attending meetings. The following table summarizes amounts paid to each director during the fiscal year ended June 30, 1997, excluding reimbursements of travel and lodging expenses.

                                                  AMOUNT PAID FOR         STOCK OPTIONS
      NAME                 ANNUAL RETAINER           MEETINGS                GRANTED
-------------------        ---------------        ---------------         -------------

 Andrew M. Boas                $24,000                $2,500                 15,000/1/

 William P. Kovacs              24,000                 2,500                 10,000/1/

 Donald R. Leopold              24,000                 2,500                  5,000

 H. Sean Mathis                 24,000                 2,500                 10,000/1/

 Douglas K. Nelson              24,000                 2,500                 10,000/1/

 William J. Shaw/2/                -0-                   -0-                     -0-


--------------------
     /1/ In November 1996, after approval by the Board of Directors, each of these non-employee directors voluntarily terminated options for 5,000 shares that were granted in December 1994 with an exercise price of $2.75 per share and received new options for 5,000 shares with an exercise price of $1.08 per share.

     /2/ Mr. Shaw did not receive additional compensation for serving as a director of the Company.

Report of the Compensation Committee

     The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee is to review and approve salaries and other compensation of the principal officers of the Company, including those individuals listed in the compensation tables in this Proxy Statement. In connection with the Restructuring, the Special Committee also performed part of the role of the Compensation Committee.

     Overall Policy. The Compensation Committee's compensation policies are intended to (i) provide incentives for certain executive officer performance that results in continuing improvements in the Company's financial results and
(ii) align the interests of the Company's executives and the holders of its securities by providing for payment of compensation based on increases in the value of such securities.

     Executive Officers. The annual compensation of the Company's executive officers and the principal officers of the Company's operating subsidiaries consists of a fixed base salary and a discretionary bonus. The Compensation Committee has delegated to the Company's Chief Executive Officer the authority to determine the salary and bonus of executive officers (other than himself) if the aggregate annual compensation of such officer is less than $175,000. Pursuant to such delegated authority, the base salaries of Mr. Jaccard and Mr. White were continued at the same level as originally approved by the Compensation Committee when Mr. Jaccard became the Company's General Counsel and Mr. White joined the Company as Chief Financial Officer, both in 1992; the base salary of Mr. Gelinas was continued at the same level as originally approved by the Compensation Committee when Mr. Gelinas joined the Company in 1995; and the base salary of Mr. Dawson was continued at the same level as in fiscal 1996.

     Mr. Jaccard and Mr. White receive discretionary annual bonuses based upon achievement of the Company's overall objectives for the year. Mr. Gelinas receives a discretionary annual bonus based upon achievement of the Company's overall marketing objectives for the year. These individuals received bonuses in fiscal 1997 based upon the successful achievement of their respective goals.
Mr. Dawson receives a discretionary annual bonus based upon the operating results of Resort Parks International, Inc. Because Resort Parks International, Inc. was not successful in meeting its growth objectives in fiscal 1997, Mr. Dawson's bonus declined as compared with fiscal 1996.

     The Compensation Committee does not intend to increase the annual base salaries of the executive officers of the Company and the principal officers of its operating subsidiaries for fiscal 1998. However, such persons may receive a discretionary bonus in fiscal 1998 based upon the achievement of certain objectives.

     1997 Stock Option Grants to Executive Officers. In order to provide an incentive to the officers and employees of the Company and its operating subsidiaries and align their interests with those of the Stockholders, stock options were granted in fiscal 1997 to the executive officers of the Company, the principal officers of its operating subsidiaries and other employees of the Company and its subsidiaries. In September 1996, the Company granted options to purchase an aggregate of 235,000 shares of Common Stock at an exercise price of $0.80 per share under the 1991 Employee Plan and the 1993 Employee Plan. The exercise price of these options equaled the market value of the Common Stock on the date of grant and, therefore, provide value to the officers only with appreciation in stock prices. These options are 100% vested and have not been exercised.

     Compensation of Chief Executive Officer.   Mr. Shaw's employment agreement
with the Company provides that his annual base salary will not be less than $250,000 per year. The employment agreement was negotiated between Mr. Boas and Mr. Shaw, and approved by the Compensation Committee and full Board of Directors. For fiscal 1997, Mr. Shaw's base salary remained at $250,000, the level set when the Company entered into the employment agreement with Mr. Shaw in May 1995.

     Mr. Shaw's employment agreement also provided that he would receive a one-time bonus equal to between 4% and 6% of the amount by which the enterprise value of the Company (including the value of its debt and equity securities) exceeded $75 million at the time he elected to receive the bonus. This bonus was designed to provide value to Mr. Shaw only with appreciation of the Company's enterprise value. Before approving the agreement with Mr. Shaw, the Compensation Committee obtained an opinion from an independent employment compensation consultant that the bonus and the other compensation payable to Mr. Shaw under the employment agreement was a reasonable compensatory arrangement for Mr. Shaw given the Company's financial and operating condition and prospects at the time the Company entered into the employment agreement with Mr. Shaw.

     Prior to consummation of the Restructuring, the bonus had accrued to $1,270,589 and was 75% vested. Consummation of the Restructuring would have adversely affected the bonus arrangements with Mr. Shaw. In these circumstances, in June 1996, Mr. Shaw elected to receive his bonus, which was fixed at the accrued amount. The vested portion of Mr. Shaw's bonus, equaling $952,927, was paid in July 1996, and the remaining balance of $317,662 was paid when it vested in May 1997.

     In order to retain Mr. Shaw's services and to provide an incentive to Mr. Shaw, the Special Committee, at a meeting of the full Board of Directors in July 1996, authorized a grant, in the event the Restructuring was consummated and subject to stockholder approval, of options to purchase shares of Common Stock representing 9% of the outstanding Common Stock immediately after the Restructuring at an exercise price equal to the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated, but in any event no less than $0.50 per share or more than $1.00 per share. In furtherance of its grant of the options, on September 12, 1996, the Special Committee approved the form of the Stock Option Agreement pursuant to which Mr. Shaw was granted, subject to Stockholder approval, options to purchase 664,695 shares of Common Stock at $0.69 per share. Such exercise price is the average closing bid quotation for the Common Stock as quoted through the NASD OTC Bulletin Board and National Quotation Bureau's Pink Sheets for the ten business days immediately following the date the Restructuring was consummated and, in the Special Committee's judgment, reflects the fair market value of the Common Stock as of the date the Restructuring was consummated in view of the fact that the Common stock is lightly traded. The Stockholders approved the Stock Option Agreement at their annual meeting on November 19, 1996.


Respectfully submitted,

William P. Kovacs
Donald R. Leopold
H. Sean Mathis
Douglas K. Nelson

                               PERFORMANCE GRAPH

     The following Performance Graph compares the Company's cumulative total Stockholder return on the Common Stock for the period from July 1, 1992 to June 30, 1997 with the cumulative total return of the NASDAQ market index, and a peer group of companies selected by the Company for purposes of the comparison and described more fully below (the "Peer Group"). Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.



                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET



----------------------- FISCAL YEAR ENDING ---------------------------
COMPANY                  1992    1993    1994    1995    1996    1997

THOUSAND TRAILS, INC.     100   160.00  140.00   40.00   45.00  170.00
INDUSTRY INDEX            100   137.06  122.17  166.27  196.89  222.32
BROAD MARKET              100   122.76  134.61  157.88  198.73  239.40




     Peer Group. The Peer Group selected by the Company for the above Performance Graph is based on SIC Code 799 - Miscellaneous Amusement & Recreation Services - that is presently comprised of the following companies:
Alliance Gaming Corporation, American Bingo & Gaming Corporation, American Wagering, Inc., Anchor Gaming, Inc., Argosy Gaming Company, Aztar Corporation, Bally Total Fitness Holding Corporation, Boyd Gaming Corporation, Brassie Golf Corporation, Casino America, Inc., Cedar Fair, L.P., Century Casinos, Inc., Chartwell Leisure, Inc., Cinema Ride, Inc., Circus Circus Enterprises, Inc., Crown Casino Corporation, Dover Downs Entertainment, Inc., Family Golf Centers, Inc., Global Outdoors, Inc., Golden Bear Golf, Inc., Grand Casinos, Inc., Great Bay Casino, Inc., Imax Corporation, Interactive Entertainment, Inc., Interlott Tech., Inc., Jackpot Enterprises, Inc., Jillian's Entertainment Corporation, Lady Luck Gaming Corporation, Malibu Entertainment Worldwide, Inc., Master Glazier's Karate, Inc., Mirage Resorts, Inc., Multimedia Games, Inc., N-Vision, Inc., Netlive Communication, Inc., Players International, Inc., President Casinos, Inc., Quintel Entertainment, Inc., Renaissance Entertainment Corporation, Rio Hotel and Casino, Inc., Sands Regent, Inc., Santa Fe Gaming Corporation, Senior Tour Players Development, Inc., Showboat, Inc., Skylands Park Management, Inc., Skyline Multimedia Entertainment, Inc., Sports Club Company, Inc., Ticketmaster Group, Inc., UC Television Network, Inc., Vail Resorts, Inc., Visual Edge Systems, Inc., and Walt Disney Holding Company. During the year ended June 30,

1997, the following companies were added to the Peer Group: Dover Downs Entertainment, Inc., Golden Bear Golf, Inc., Great Bay Casino, Inc., Interactive Entertainment, Inc., Interlott Tech., Inc., Malibu Entertainment Worldwide, Inc., Netlive Communication, Inc., Ticketmaster Group, Inc., Vail Resorts, Inc., and Visual Edge Systems, Inc. During the year ended June 30, 1997, the following companies were deleted from the Peer Group: BoomTown, Inc., Childrobics, Inc., Elsinore Corporation, Encore Marketing International, Inc., Gaming Corporation of America, Gaming World International, Inc., Golf Enterprises, Inc., Grand Gaming Corporation, Great American Recreation, Inc., Griffin Gaming & Entertainment, Inc., International Lottery, Inc., Lone Star Casino Corporation, Moutasia Entertainment International, Inc., Pratt Hotel Corporation, S-K-I, Ltd., Sky Games International Ltd, Southshore Corporation, and Stratosphere Corporation. The companies in the Peer Group provide a broad range of amusement and recreation services in several industries.

Indemnification

     Under its Bylaws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits, or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

     The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit, or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and Trails established trusts (the "Indemnification Trusts") that will reimburse their directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. The Company and Trails contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates, or
(iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

          NACO also has indemnification obligations to its directors and officers. In connection therewith, NACO contributed $200,000 to a trust. This trust will reimburse NACO's directors and certain officers for any indemnifiable damages and expenses that they incur and will advance defense funds to them.

                                  PROPOSAL II

                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Audit Committee and the Board of Directors have selected Arthur Andersen as the Company's independent certified public accountants for the fiscal year ending June 30, 1998, subject to the Stockholders ratifying such selection at the Annual Meeting. Arthur Andersen previously audited the accounts of the Company for fiscal 1997, 1996, 1995, 1994, and 1993, and for the twelve months ended June 30, 1992. Representatives of Arthur Andersen will be present at the Annual Meeting and may make a statement thereat if they desire. These representatives will also be available to respond to appropriate questions from the Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

     Audit services of Arthur Andersen for fiscal 1997 included the examination of the consolidated financial statements of the Company and its subsidiaries and services related to filings with the Securities and Exchange Commission (the "SEC"). The Audit Committee meets with Arthur Andersen on an annual basis at which time the Audit Committee reviews both audit and nonaudit services performed by Arthur Andersen for the preceding year as well as the fees charged by Arthur Andersen for such services. Nonaudit services are approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the auditor's independence.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the shares of Common Stock to file with the SEC initial reports of Common Stock ownership and reports of changes in ownership therein. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to send the Company copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of such reports sent to the Company and written representations that no other reports were required during the year ended June 30, 1997, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers, and greater than 10% shareholders were complied with.


                             CERTAIN TRANSACTIONS

RESTRUCTURING

     Under the terms of the Restructuring, the Company offered certain holders of its Secured Notes the opportunity to exchange the Secured Notes held by them in a private exchange offer for, in each case per $1,000 in principal amount of Secured Notes, $400 in cash, $492 in principal amount of newly issued PIK Notes, and 45 shares of Common Stock, plus accrued interest. The Restructuring was proposed by the Company after discussions with a committee of holders of Secured Notes (the "Steering Committee"), CM Strategic, and the Company's financial advisors. The Special Committee was advised by an investment banking firm that the Restructuring was fair from a financial point of view to the holders of Common Stock.

     Certain significant stockholders of the Company participated in the exchange offer. Mr. Boas, also a director of the Company, and Robert C. Ruocco are general partners of CM Management. CM Management is the general partner of each of CM Strategic and CM Strategic II. Messrs. Boas and Ruocco, CM Management, CM Strategic, and CM Strategic II are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." CM Strategic exchanged $12,979,000 in principal amount of Secured Notes and CM Strategic II exchanged $5,827,000 in principal amount of Secured Notes. In addition, Messrs. Boas and Ruocco are executive officers of an investment management company which (i) manages a fund that exchanged $1,680,000 in principal amount of Secured Notes and (ii) exercises investment discretion over advisory accounts that exchanged $1,373,000 in principal amount of Secured Notes. In addition, (i) Mr. Boas and certain trusts of which he is a co-trustee exchanged $187,000 in principal amount of Secured Notes; and (ii) Mr. Ruocco exchanged $10,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $22,056,000 principal amount of Secured Notes for $8,828,400 in cash, $10,847,000 principal amount of PIK Notes, and 992,070 shares of Common Stock, plus accrued interest.

     SC Fundamental was a member of the Steering Committee. Peter M. Collery and Gary N. Siegler are controlling stockholders, directors, and executive officers of SC Fundamental and BVI. SC Fundamental is the general partner of the Fund. Messrs. Collery and Siegler, SC Fundamental, and the Fund are each deemed to beneficially own greater than 5% of the Common Stock. See "Security Ownership - Security Ownership of Certain Beneficial Owners." The Fund exchanged an aggregate of $14,491,000 in principal amount of Secured Notes. In addition, SC Fundamental Value Fund BVI Ltd. ("BVI Ltd."), a foreign company of which BVI is the managing partner of the investment manager and which is principally engaged in the business of investing in securities, exchanged an aggregate of $5,172,000 in principal amount of Secured Notes, and SC Fundamental Value Fund LP BVI Ltd. ("LP BVI Ltd."), a foreign company of which BVI is the managing partner of the investment manager and which is principally engaged in the business of investing in securities, exchanged an aggregate of $1,270,000 in principal amount of Secured Notes. In the aggregate, these persons exchanged $20,933,000 principal amount of Secured Notes for $8,373,200 in cash, $10,299,000 principal amount of PIK Notes, and 941,985 shares of Common Stock, plus accrued interest.

     At the time of the Restructuring, the Company agreed to file a shelf registration statement with respect to the resale by exchanging Secured Noteholders of the Common Stock and PIK Notes received by them in the Restructuring. The Common Stock was registered in October 1996 in connection with the Company's reincorporation merger, and the PIK Notes were registered in February 1997.

DUTCH AUCTION TENDER OFFER

          On June 25, 1997, the Company purchased $13,378,358 principal amount of PIK Notes tendered to it in a Dutch auction tender offer (the "Offer"). The average purchase price for the PIK Notes was $896 per $1,000 of principal amount. A total of $32,451,928 principal amount of PIK Notes were tendered. Pursuant to the Offer, a registered holder of PIK Notes could tender its PIK Notes at from $800 per $1,000 of principal amount to $900 per $1,000 of principal amount, in integral multiples of $5 of principal amount, plus a percentage of accrued interest equal to the percentage of principal at which such Notes were tendered. In the Offer, the Company offered to spend $12 million to purchase the principal amount of PIK Notes, plus an amount for accrued interest. The Company purchased all PIK Notes tendered at prices less than $900 per $1,000 of principal amount, and purchased PIK Notes tendered at $900 per $1,000 of principal amount on a pro rata basis.

     Certain significant stockholders of the Company tendered PIK Notes in response to the Offer. As noted above, Mr. Boas, a director of the Company, CM Strategic, CM Strategic II, and certain of their affiliates, are each deemed to beneficially own greater than 5% of the Common Stock. In the Offer, the Company purchased $2,988,489 principal amount of PIK Notes from CM Strategic and $2,750,300 principal amount of PIK Notes from CM Strategic II. In the aggregate, the Company purchased $5,738,789 principal amount of PIK Notes from these persons for $5,164,910, plus an amount for accrued interest.

     As noted above, the Fund and certain of its affiliates are also deemed to beneficially own greater than 5% of the Common Stock. In the Offer, the Company purchased $3,021,946 principal amount of PIK Notes from the Fund, $1,345,877 principal amount of PIK Notes from BVI Ltd., and $70,769 in principal amount of PIK Notes from LP BVI Ltd. In the aggregate, the Company purchased $4,438,592 principal amount of PIK Notes from these persons for $3,994,733, plus an amount for accrued interest.

The Indenture for the PIK Notes requires that (i) an Affiliate Transaction (as defined in the Indenture) must be on terms at least as favorable to the Company as those that could have been obtained in a comparable transaction with an unaffiliated party; (ii) in the case of an Affiliate Transaction with a value in excess of $1,000,000, a majority of the independent members of the Board of Directors approve the transaction as meeting the foregoing standard; and (iii) in the case of an Affiliate Transaction with a value in excess of $5,000,000, the Company obtains a favorable opinion as to the fairness of such transaction to the Company from a financial point of view from a national or regional independent investment banking firm. The Offer was approved by the Special Committee, which obtained the investment banking opinion required by the Indenture. As a consequence, purchases from affiliates of the Company in the Offer satisfied the provisions of the Indenture related to Affiliate Transactions.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

     The Company's 1998 annual meeting of Stockholders is scheduled to be held on November 19, 1998. To be considered for inclusion in the Company's proxy statement for that meeting, Stockholder proposals must be received at the Company's principal executive offices no later than May 15, 1998.


                          INCORPORATION BY REFERENCE

     With respect to any past or future filings with the SEC into which this Proxy Statement is incorporated by reference, the material under the headings "Report of the Compensation Committee" and "Performance Graph" shall nevertheless not be deemed as filed or so incorporated.


                                   FORM 10-K

     The Company is sending to each Stockholder a copy of its Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which the Company has filed with the SEC. Upon request, the Company will send to any Stockholder an additional copy of the Annual Report on Form 10-K. In addition, the Company will furnish to any Stockholder copies of any exhibits thereto if such Stockholder reimburses the Company for its costs in furnishing such exhibits.


                              By Order of the Board of Directors

                              s/Walter B. Jaccard

                              WALTER B. JACCARD
                              Vice President, General Counsel, and Secretary


Dallas, Texas
October 13, 1997